 [Letterhead of Sutherland Asbill & Brennan LLP]

FREDERICK R. BELLAMY
DIRECT LINE: 202.383.0126
E-mail: fred.bellamy@sutherland.com

April 30, 2012

United Investors Life Insurance Company
2001 Third Avenue South
Birmingham, AL 35233

Re:        United Investors Annuity Variable Account (Advantage II)
 Form N-4 File No. 33-12000

Gentlemen:

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Post-Effective Amendment No. 29 to the Registration Statement on Form N-4 filed by United Investors Life Insurance Company for certain variable annuity policies (File No. 33-12000).  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,
SUTHERLAND ASBILL & BRENNAN LLP

By:  /s/ Frederick R. Bellamy
            Frederick R. Bellamy